Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Bonanza Goldfields Corp. (now known as Marvion Inc.)

We consent to the inclusion in this Registration Statement under the securities Act of 1933 on Form S-8 of our report dated April 17, 2023, with respect to the audited Consolidated financial statements of Bonanza Goldfields Corp. (now known as MArvion Inc.) for the year ended December 31, 2022.

Our report contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

Lagos, Nigeria

September 20, 2023